EXHIBIT 99.1

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Increases Outlook for Third Quarter of 2005

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., October 12, 2005 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, is increasing its business outlook for the third quarter of 2005 ended October 2, 2005.

As a result of continuing strong industry and customer demand during the third quarter of 2005, the Company expects total revenue to approximate $180 million and finished disk shipments to approximate 27.5 million. Total revenue in the prior quarter was $172.4 million.

The increase in revenue in the third quarter of 2005 is primarily due to a favorable product mix shift to a higher percentage of 100GB and above high capacity 3.5-inch disks. The product mix shift led to an increase in the blended average selling price. Higher sales of aluminum substrates (other revenue) also contributed to the increase in total revenue over the prior quarter. As a result, the Company expects net margin to be approximately 17% to 18%.

The Company’s previous outlook for the third quarter of 2005 was for revenue to be similar to the prior quarter and net margin to approximate 16%.

A conference call to discuss the Company’s third quarter fiscal 2005 financial results will be held at 1:30 p.m. PDT on October 26, 2005. The dial-in number for the live call is 719-457-2646 and confirmation code is 4830840. The conference call will also be broadcast live over the Internet at http://www.komag.com.

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the expectation that revenue in the third quarter of 2005 will approximate $180 million, the Company’s expectation that finished unit shipments will approximate 27.5 million and the Company’s expectation that net margin will be approximately 17% to 18%, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in the market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, a change in the currency exchange rate for the Malaysian ringgit, continued customer demand and the impact of demand variation on factory utilization, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.